Exhibit 10.80

Confidential Treatment

Global Enterprise Technologies Corp.

275 Wyman Street

Waltham, MA 02451-1218

Via Facsimile

March 25, 2004

Mr. David Stallings

Vice President/General Manager

Trans Digital Technologies, Inc.

1215 Jefferson Davis Highway, Suite 1105

Arlington, VA 22202

Re:	Sales of Toppan CP-400 Products for DoD Project

Dear David:

Global Enterprise Technologies Corp. and its GET Group affiliates (“GET”) are exclusive distributors of the Toppan CP-400 card printer (such printer without magnetic or contact or contact-less chip encoding functions, the “Printer”), its optional lamination unit (the “Laminator”), and all related accessories, parts (including optional encoding components) and consumables, including inks, films and laminates therefore (the Printer, Laminator, and all such related products, collectively, the “CP-400 Products”). The CP-400 Products include all the accessory products, parts and related consumables for the Printers and the Laminators which, to GET’s best knowledge, DoD needs to purchase to obtain the full anticipated benefit of the Printers and Laminators for the Project (as defined below), except for the card stock.

Over the past year, GET has been working exclusively with Trans Digital Technologies Inc. (“TDT”) to propose the CP-400 Products for the United States Department of Defense (and/or its procurement authority, collectively the “DoD”) Common Access Card project (the “Project”). While client related activities for this Project are being conducted by TDT, GET, as distributor of the CP-400 Products, has arranged to provide TDT with demonstration CP-400 Products, as well as logistical and technical support for the CP-400 Products.

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In order to enable TDT to make an [    *    ] bid for the Project, GET agrees to sell the Printer and Laminator to TDT, as a set, for the Project only, as specified in the following table:

For aggregate quantities of one set each of Printer and Laminator:	And a TDT bid price to DoD for the Project (in US$) up to:	GET’s price for each unit set of Printer and Laminator is (in Japanese Yen):
Between [ * ]	[ * ]	[ * ]
Between [ * ]	[ * ]	[ * ]
[ * ] and above	[ * ]	[ * ]

If TDT resells the Printer and the Laminator sets to DoD for the Project at a set price in excess of the applicable bid prices set forth above for the specified quantities, TDT must promptly inform GET in writing of the actual resale price to DoD, and TDT shall pay to GET, as additional purchase price, [    *    ] of the incremental increase over the applicable bid price level in Yen, calculated on the date TDT receives payment from DoD for the set(s).

*	Redacted – Confidential Treatment – Filed separately with the SEC.

Confidential Treatment

Mr. David Stallings

March 25, 2004

GET shall sell CP-400 Products other than the Printer and Laminator to TDT for the Project at the prices previously furnished to TDT in applicable official quotations issued by GET.

The following additional terms and conditions apply to this Agreement:

1.	TDT must place an initial firm purchase order to GET or sign a firm contract with GET for Printers and Laminators within the quantities and respective prices set forth above no later than 90 days after the award of the contract for the Projects to TDT.

2.	While the prices in the table above for the Printer and the Laminator are combined unit prices, GET has provided TDT with individual unit prices for the Printer and the Laminator, for convenience purposes (shipping, customs, planning, etc.). For example, in the case of purchases of a quantity of [ * ] or greater combined sets of Printers and Laminators, GET provided individual unit prices of [ * ] for the Printer and [ * ] for the Laminator to TDT for convenience. (Upon TDT’s request, GET shall provide TDT with individual unit prices for the other quantities as soon as practical). [

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3.	All payments to GET by TDT must be in Japanese yen (not U.S. dollars) at the respective prices indicated.[1]

4.	TDT must provide documentary evidence, in form and substance satisfactory to GET (e.g., copies of DoD Project contract price schedule, invoices issued to DoD by TDT, purchase orders from DoD to TDT, etc.) which unequivocally confirm the prices at which TDT has sold the Printer and Laminator to DoD and which are accompanied by written certification from a corporate officer that the copies are authentic, complete and accurate. In the event TDT fails to provide such satisfactory unequivocal evidence within thirty (30) days of GET’s request, TDT shall permit GET to audit its books/records relating only to Printer and Laminator resale prices for the Project from time to time, on GET’s reasonable request and upon reasonable advance notice, solely to confirm TDT pricing to DoD for the Printer and Laminator.

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6.	Provided GET is not in default under this Agreement, TDT shall purchase the CP-400 Products for the Project only from GET and at the prices established by this Agreement or applicable official quotations from GET (or such other prices agreed to by the parties in

[1]	The prices set forth in this letter exclude any applicable shipping, freight/handling, customs, duties, taxes or other incidental charges.

*	Redacted – Confidential Treatment – Filed separately with the SEC.

Confidential Treatment

Mr. David Stallings

March 25, 2004

writing) and TDT shall not use or sell any other consumables (inks, films, laminates, etc.) for the Printers or Laminators for the Project except those purchased from GET.

7.	TDT shall not modify the material features or functions of the Printers or the Laminators except as authorized in writing by GET. If the features or functions of the Printers or Laminators are modified with GET’s consent, then the definition of “Printer” and “Laminator” used herein shall include such modified Printer or Laminator, except for purposes of pricing.

8.	GET shall furnish to TDT, [ * ], the necessary printer driver and embedded firmware as may be required to satisfactorily enable operation of the Printer and Laminator set in the operating environment specified by DoD, [ * ]. In the event the printer driver and firmware must be customized to meet the requirements of the DoD, GET shall provide such customization [ * ]. TDT shall not use or provide any other driver for the Printer and Laminator except as provided or authorized in writing by GET.

9.	In the event TDT succeeds in securing the Project, GET and TDT shall negotiate diligently and in good faith a detailed sub-distribution agreement or other written agreement to facilitate the sale and delivery of the CP-400 Products to TDT for the Project which shall contain terms consistent with the terms in this Agreement. This Agreement shall govern until such new agreement is negotiated.

10.	GET, as distributor warrants that the CP-400 Products it delivers to TDT shall perform in accordance with the specifications of the manufacturer. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE SUB-DISTRIBUTION AGREEMENT OR OTHER WRITTEN AGREEMENT BETWEEN THE PARTIES RESPECTING THE CONTEMPLATED TRANSACTIONS, GET MAKES AND TDT AND DOD RECEIVE NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING NO WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR AGAINST INFRINGEMENT.

11.	GET and TDT shall agree in writing upon a production and delivery schedule; GET shall use its best efforts to deliver CP-400 Products to TDT (or to DoD as directed by TDT) in the specified quantities in accordance with the delivery schedule required by the DoD.

12.	Except for damages caused a party by the wrongful disclosure of its confidential information by the other party or by the other party’s willful misconduct or gross negligence, neither party shall be liable to the other for indirect, special or consequential damages; any other limitations or disclaimers of damages shall be as set forth in the detailed sub-distribution agreement referred to in paragraph 9.

GET represents and warrants that (i) it is the exclusive distributor of the CP-400 Products for the Project, (ii) it has the exclusive rights to sell TDT the CP-400 Products to support its agreement in (c) below, and (iii) it has full authority to enter into this Agreement. Global Enterprise Technologies, Inc. represents and warrants that it has the authority to bind its affiliates to the foregoing representations and to the terms of this Agreement. Provided TDT is not in breach of any terms of this Agreement, GET agrees:

a.	to continue with the support of TDT’s efforts to secure a contract for the Project as referred to above on an exclusive basis and not to approach DoD with respect to any arrangement regarding the sale of CP-400 Printers;

*	Redacted – Confidential Treatment – Filed separately with the SEC.

Confidential Treatment

Mr. David Stallings

March 25, 2004

b.	to sell the CP-400 Products to TDT for the Project on an exclusive basis on the terms set forth herein;

c.	to make available CP-400 Products for purchase and resale by TDT for a period of five (5) years from award of the contract for the Project by DoD to TDT; and

d.	to provide such reasonable support and assistance as necessary as distributor to ensure success of the Project.

This letter may be signed by facsimile signature and, as a condition precedent to its validity or binding effect on any party, must be counter-signed by TDT, and returned to GET by March 26, 2004. Once timely and properly countersigned by TDT, this letter shall be valid and binding on GET and TDT until a further agreement as contemplated in section 9 above is executed. This Agreement shall terminate automatically with no action of any party, and be of no force or effect, if the Project is awarded to a party other than TDT, of if the Project is terminated without award. No distribution, license or other rights, except those rights expressly set forth above, are created by this Agreement.

This Agreement shall be binding upon GET’s affiliates and, as to sections 5, 6 and 7 only, TDT’s affiliates, including but not limited to Viisage Technology Inc., and those signing this Agreement have full authority to sign for and bind the parties on whose behalf they sign. TDT shall not assign, transfer or otherwise make any disposition of the rights set forth in this letter without the prior written consent of GET. The terms of this Agreement may be modified only by written agreement of the parties. The prices and terms of this letter shall be treated as confidential by the parties and shall not be disclosed by GET or TDT to unaffiliated third parties except DoD or as required by law or used for any purpose except as required by law or in connection with the Project or in connection with a dispute between the parties. This Agreement represents the entire agreement between the parties to date concerning the sale of CP-400 Products by TDT for the Project, and supercedes any and all previous agreements, written or oral, between the parties concerning this matter.

Please indicate your agreement to the above by countersigning and returning a copy of this letter.

Sincerely,

/s/ Gary Christelis
Gary Christelis
Vice President and General Counsel

Agreed and accepted by:

Trans Digital Technology, Inc. Viisage Technology Inc.

/s/ David W. Stallings Jr.	03-25-04
David Stallings	Date
Vice President/General Manager

*	Redacted – Confidential Treatment – Filed separately with the SEC.